EXHIBIT 2.4

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                     INTERNATIONAL RIGHTS LICENSE AGREEMENT

        This International Rights License Agreement (this "Agreement") is made and entered into as of July 15, 2002 by and between Tekelec, a California corporation ("Seller") and Catapult Communications International Limited, an Irish Corporation ("Catapult Ireland") (Seller and Catapult Ireland, each, a "Party" and collectively, the "Parties"). Certain capitalized terms used herein shall have the meanings given to them in ARTICLE 1.

                                    RECITALS

        A. Seller is engaged in the Business.

        B. Seller and Buyer have entered into an Asset Purchase Agreement dated as of July 15, 2002 (the "Asset Purchase Agreement") pursuant to which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, all of the assets used or held for use by Seller primarily in or necessary for the operation of the Business, other than certain excluded assets, and Buyer has agreed to assume certain liabilities of Seller related to the Business, on the terms and conditions set forth in the Asset Purchase Agreement.

        C. It is a condition to the Closing under the Asset Purchase Agreement that Seller and Catapult Ireland enter into this Agreement concurrently with the execution of the Asset Purchase Agreement; provided, however, that this Agreement shall not become effective until immediately prior to the Closing under the Asset Purchase Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and contained in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

                                    ARTICLE 1

                          DEFINITIONS AND CONSTRUCTION

        1.1 Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement. All capitalized terms used in this Agreement but not defined in this Agreement or the Asset Purchase Agreement shall have the meanings ascribed to such terms in the License Agreement of even date herewith between Seller, Catapult Ireland and Catapult Communications Corporation, a Nevada corporation ("Buyer").



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        1.2 Interpretation and Construction.

                (a) All references in this Agreement to "Articles," "Sections," "Schedules" and "Exhibits" refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

                (b) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

                (c) The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

                (d) The word "including" when used herein is not intended to be exclusive and means "including, without limitation."

                (e) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.


                                    ARTICLE 2

                                  LICENSE GRANT

        2.1 Effective immediately prior of the Closing, as partial consideration for the Ireland Consideration to be paid as set forth in the Asset Purchase Agreement, Seller hereby grants to Catapult Ireland, a perpetual, royalty-free, fully paid, irrevocable, non-exclusive license to use and otherwise exploit, in all countries other than the United States of America, the Transferred Technology and the Transferred Intellectual Property Rights, including the right to grant sublicenses and to make derivatives thereof, and to make, have made, use, sell, offer for sale and import products, practice methods and processes and provide services in all countries other than the United States of America. For a period of five (5) years commencing on the Closing Date, Catapult Ireland's rights under this Section 2.1 may not be exercised in the Catapult Prohibited Field of Use. After such five (5) year period has ended, the field of use restriction set forth in the previous sentence shall terminate and be of no further force and effect, and Catapult Ireland may thereafter exercise its rights under this Section 2.1 without such field of use restriction.

        2.2 Seller shall cause its Affiliates to license to Catapult Ireland the rights described herein that are held by such Affiliates, in accordance with the terms of this Agreement.

        2.3 Seller shall promptly execute and deliver such documents as Catapult Ireland may reasonably request to enable Catapult Ireland to perfect or register any rights granted under this Agreement.



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        2.4 Seller shall have no obligation under this Agreement to deliver any
Technology to Catapult Ireland.


                                    ARTICLE 3

                                   DISCLAIMERS

        3.1 Seller Disclaimer. EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN THE ASSET PURCHASE AGREEMENT, SELLER MAKES NO WARRANTIES IN THIS AGREEMENT WITH RESPECT TO THE TRANSFERRED TECHNOLOGY OR TRANSFERRED INTELLECTUAL PROPERTY RIGHTS, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

        3.2 Limitations on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY DIRECT OR INDIRECT LOST PROFITS OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

                                    ARTICLE 4

                               GENERAL PROVISIONS

        4.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service or sent via facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):


               (a)    if to Catapult Ireland, to:

                      Catapult Communications International Limited c/o Catapult Communications Corporation
                      160 South Whisman Road
                      Mountain View, CA  94041
                      Attn:  Chief Operating Officer
                      Fax:  (650) 960-1029

                      with a copy to (which shall not constitute notice):

                      Wilson Sonsini Goodrich & Rosati, P.C.



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                      650 Page Mill Road
                      Palo Alto, CA  94304
                      Attn:  Henry P. Massey, Jr., Esq.
                      Fax:  (650) 493-6811

               (b)    if to Seller, to:

                      Tekelec
                      26580 W. Agoura Road
                      Calabasas, CA  91302
                      Attn:  Vice President and General Counsel
                      Fax:  (818) 880-0176

                      with a copy to (which shall not constitute notice):

                      Bryan Cave LLP
                      120 Broadway, Suite 300
                      Santa Monica, CA  90401
                      Attn:  Katherine F. Ashton, Esq.
                      Fax:  (310) 576-2200

        All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 4.1, be deemed given upon facsimile confirmation, and (c) if delivered by messenger or courier to the address as provided in this Section 4.1, be deemed given on the earlier of the first business day following the date sent by such messenger or courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 4.1). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

        4.2 Force Majeure. Neither Party shall be deemed in default if such Party's performance or obligations hereunder are delayed or become impossible or impractical by reason of (i) any act of God, war, fire, earthquake, strike, civil commotion, act of terrorism, epidemic or act, regulation, order, decree or law of any government or agency thereof which is not a result of or caused by any action or inaction on the part of the otherwise defaulting Party in violation of its obligations under this Agreement, or (ii) any other cause beyond such Party's reasonable control.

        4.3 Amendment. This Agreement may be amended only by the execution and delivery of an instrument in writing signed on behalf of all of the Parties.

        4.4 Extension; Waiver. Seller, on the one hand, and Buyer, on the other hand, may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other Party or waive compliance with any of the agreements or conditions for the benefit of such



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Party contained herein. No such extension or waiver shall operate as an extension or waiver of any further or other inaccuracies or breaches. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed and delivered on behalf of such Party.

        4.5 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the other Ancillary Agreements, the Asset Purchase Agreement and the documents and instruments and other agreements among the Parties (with or without Catapult Ireland) referenced herein or therein, together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

        4.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of (a) Seller and its successors and permitted assigns with respect to the obligations of Catapult Group under this Agreement and (b) Catapult Group and its successors and permitted assigns with respect to the obligations of Seller under this Agreement. This Agreement shall not be deemed to confer upon or give to any third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

        4.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

        4.8 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        4.10 Arbitration.

                (a) Other than as provided in Section 4.15, any dispute, controversy or claim between the parties arising from this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, other than any claims resulting from or arising out of any failure by a party to perform or comply with any of its covenants or agreements contained in this Agreement to by performed or complied with prior to or on Closing, shall be resolved by binding arbitration, if the dispute cannot be settled by the parties after good faith negotiation. If



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no such resolution can be reached after good faith negotiation for a period of
30 days, either Buyer or Seller may demand arbitration of the matter by giving written notice to the other party in accordance with the notice provisions of this Agreement, and the matter shall be resolved by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that within ten days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and Seller shall within ten days following demand by either party each select one arbitrator, and the two arbitrators so selected shall within ten days select a third arbitrator, each of whom, through substantial experience, shall be knowledgeable in the field of operations of the Business. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. Notwithstanding the foregoing, the discovery period in any such arbitration shall be 90 days, the arbitration hearing shall be scheduled within 120 days after the commencement of discovery and the arbitrator or a majority of the three arbitrators, as the case may be, shall make a decision within 21 days after the dispute has been submitted to the arbitrator for decision. The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any dispute, controversy or claim shall be binding and conclusive upon the parties.

                (b) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, if initiated by Seller, or in Los Angeles County, California, if initiated by Buyer, under the rules then in effect of the American Arbitration Association; provided, however, that discovery shall be conducted pursuant to the Federal Rules of Civil Procedure, as modified and applied by the arbitrator or arbitrators, as the case may be. Each party shall bear its own expenses, including attorneys' fees, in connection with any arbitration hereunder unless the arbitrator(s) shall determine otherwise. All counterclaims relating to the subject matter of any arbitration shall be maintained as part of the same proceeding and in the same location as the location in which the arbitration was initiated.

        4.11 Jurisdiction. Other than as specified in Section 4.10, the parties hereby agree with respect to any action, proceeding, award or judgment arising under this Agreement to submit to the exclusive jurisdiction of the federal and state courts located in Santa Clara County, California, if such action or proceeding or underlying action or proceeding was initiated by Seller or located in Los Angeles County, California, if such action or proceeding or underlying action or proceeding was initiated by Buyer. The parties shall submit counterclaims related to the same subject matter in the venue where an action has been initiated.



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        4.12 Assignment. No Party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that any Party shall have the right to assign all of its rights and obligations under this Agreement without the other Party's consent to an entity that acquires all or substantially all of the business, stock or assets of the assigning entity to which this Agreement relates, and provided that Catapult Ireland shall have the right to assign all of its rights and obligations under this Agreement without Seller's consent to any Affiliate of Catapult Ireland. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        4.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

        4.14 Independent Contractors. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to create relationships of partnership, joint venture or employment between the Parties.

        4.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        4.16 Effectiveness of this Agreement. The provisions of this Agreement shall become effective only upon consummation of the Closing under the Asset Purchase Agreement. In the event the Closing is not consummated on or before October 31, 2002, and unless the Parties otherwise agree in a written instrument specifically referencing this Agreement, this Agreement shall thereafter be deemed rescinded, of no further force and effect and null and void for all purposes.



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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                            TEKELEC


                                            By:    /s/ Frederick M. Lax
                                                   -----------------------------
                                            Name:  Frederick M. Lax

                                            Title: Executive Vice President,
                                                   Chief Operating Officer


                                            By:    /s/ Danny L. Parker
                                                   -----------------------------
                                            Name:  Danny L. Parker

                                            Title: Vice President, Corporate
                                                   Development





                                            CATAPULT COMMUNICATIONS
                                            INTERNATIONAL LIMITED

                                            By:    /s/ Richard A. Karp
                                                   -----------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------



            SIGNATURE PAGE TO INTERNATIONAL RIGHTS LICENSE AGREEMENT



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